EXHIBIT 8

                                ______________, 199_



Pan American World Airways, Inc.
9300 N.W. 36 Street
Miami, FL 33178

     Re: Merger of PA Acquisition Corporation, a Wholly Owned Subsidiary of
         Frost Hanna Mergers Group, Inc., into Pan American World Airways, Inc.

Ladies and Gentlemen:

         We have acted as tax counsel to Pan American World Airways, Inc., a Florida corporation ("Pan Am"), in connection with the proposed merger (the "Merger") with and into Pan Am of PA Acquisition Corporation ("FH Sub"), a Florida corporation and a wholly owned subsidiary of Frost Hanna Mergers Group, Inc., a Florida corporation ("FH"), pursuant to the terms of the Acquisition Agreement dated as of March 13, 1996 (the "Merger Agreement") by and among Pan Am, FH and FH Sub, as described in the Registration Statement on Form S-4 to be filed by FH with the Securities and Exchange Commission today (the "Registration Statement"). These opinions are being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

Pan American World Airways, Inc.
________________, 1996
Page 2




         In connection with these opinions, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the shareholder certificates signed by Pan Am shareholders holding __ percent of the outstanding Pan Am Common Stock on the date of the Merger (the "Shareholder Certificates"), (iii) the Registration Statement and (iv) those other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of those copies. In rendering the opinions set forth below, we have relied upon certain written representations and covenants of Pan Am and FH (and assumed the accuracy of their knowledge with respect to the relevant facts) and on the Shareholder Certificiates, all of which are annexed hereto.

         In rendering our opinions, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and those other authorities as we have considered relevant.

         Based upon and subject to the foregoing, it is our opinion that under current law the Merger will constitute a reorganization within the meaning of section 368(a) of the Code, and Pan Am, FH and FH Sub each will be a party to the reorganization within the meaning of section 368(b) of the Code.

         As a reorganization, the Merger will have the following Federal income tax consequences:

         1. A Pan Am shareholder will not recognize gain or loss on the exchange of a share of Pan Am Common Stock for a share of FH Common Stock pursuant to the Merger.

         2. The basis of a Pan Am shareholder in a share of FH Common Stock received pursuant to the Merger will be equal to his basis in the share of Pan Am Common Stock surrendered in exchange therefor.

         3. The holding period of a Pan Am shareholder in a share of FH Common Stock received pursuant to the Merger will include his holding period for the share of Pan Am Common Stock surrendered in exchange therefor, provided he held that share of Pan Am Common Stock as a capital asset at the Effective Time.

         4. FH, FH Sub and Pan Am will not recognize gain or loss as a result of the Merger.

Pan American World Airways, Inc.
________________, 1996
Page 3




         Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement or described in the Registration Statement. These opinions are being furnished only to you in connection with the Merger and are solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.


                                Sincerely,




                                Greenberg, Traurig, Hoffman, Lipoff,
                                Rosen & Quentel, P.A.


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